Exhibit 10.16

AMENDMENT NO. 1, dated as of July 1, 2004 (this "Amendment"), to the Seller Administrative Services Agreement, dated February 29, 2004, between TIME WARNER INC. ("Seller") and WMG ACQUISITION CORP. ("Purchaser") (the "Seller Services Agreement").

WHEREAS, Seller and Purchaser wish to amend the Seller Services Agreement upon the terms and in accordance with the conditions set forth in this Amendment.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Seller Services Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

SECTION 1. Amendment. Exhibit A of the Seller Services Agreement is hereby amended to add, to the end of that exhibit, the terms of Schedule 1 hereto.

SECTION 2. Seller Services Agreement. Except as specifically amended hereby, the Seller Services Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. This Amendment shall become effective as of the date hereof. On and after the date hereof, any reference to the Seller Services Agreement shall mean the Seller Services Agreement as amended hereby.

SECTION 3. Governing Law. This Seller Agreement shall be governed by, and constructed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

SECTION 4. Enforcement. Each party hereby consents to the exclusive jurisdiction of the United States Federal courts located in the State of New York with respect to disputes arising out of this Agreement.

SECTION 5. Severability. If any term, provision, covenant, restriction or other condition of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, provisions, covenants, restrictions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are consummated to the extent possible.

SECTION 6. Counterparts. This Agreement may be executed in one of more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 7. Independent Contractors. No agency, partnership or joint venture is established by this Agreement. Neither party shall enter into any agreements, incur liabilities or hold itself out to third parties as having the authority to enter into and incur any contractual obligations, expenses, or liabilities on behalf of the other party.

SECTION 8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, both oral and written, between the parties with respect to the subject matter hereof.

SECTION 11. Captions. The captions herein are included for convenience of reference only and shall be ignored as in the construction of interpretation hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed  as of the day and year first written above.

TIME WARNER INC.,

By	/s/ James W. Barge
Name: James W. Barge
Title: Senior Vice President & Controller

WMG ACQUISITION CORP.,

By	/s/ Paul Robinson
Name: Paul Robinson
Title: SVP, Deputy General Counsel

Schedule 1

Service Category:	DX Online Services

Default Termination:

December 31, 2004, provided that the term will be automatically renewed after that date on a monthly basis. After December 31, 2004, either party may terminate by providing 30 days prior written notice to the other party.

Termination Notice (prior to December 31, 2004) by Purchaser:	30 days, provided that either Purchaser or Seller may terminate the DX Online Services earlier if it provides 30 days prior written notice to the other party.

Service Items:

Seller shall provide DX Online Services to Purchaser, consistent with past practice. DX Online is a web-based solution designed and developed by Time Warner Corporate Transportation & Logistics to manage small package shipping from major Time Warner administrative facilities. DX Online enables the user to communicate shipment requirements, maintain shared and personal address books, ship to mailing lists and track shipments to destination. DX Online also enable the user to manage vendor account numbers and individual user charge codes, thereby simplifying the process of distributing shipment costs to departments. DX Services include maintenance by Purchaser of the DX Online site (including enhancements and fixes as they are made for Time Warner locations), use of the DX Admin Help Line and e-mail address for customer service issues and technical support services provided by the DX Online Manager. DX Services do not include services (or maintenance) peripheral to DX Online, such as Pitney Bowes software, hardware, package processing equipment, small package vendor rates or mail center access to the Internet.

Cost of Services:

$5,500 per month. In the event that DX Online Services are provided for a portion of a month, the cost of services will be pro rated for the number of days in the month for which such services are provided.